OREGON METALLURGICAL CORPORATION

                                  EXHIBIT 11.1

                         Earnings per share computation


                                Three Years Ended
                                December 31, 1996
                      (in thousands except per share data)


                                               1996          1995        1994
                                             -------       -------     -------

Net Income                                   $22,258       $(2,415)    $(2,023)
                                             =======       =======     ========


Weighted average shares outstanding           12,943        10,921       10,997

Weighted average share equivalents
assumed issued from Excess Benefit Plan           61           121           --

Weighted average share equivalents
assumed issued from exercise of warrants          91            59            4

Weighted average share equivalents
assumed issued as part of Employee
Compensation policy                               72           118           --
                                             -------       -------     --------

Weighted average share and share
equivalents outstanding                       13,167        11,219       11,001
                                             =======       =======      =======


Net income (loss) per share                  $  1.69       $ (0.22)     $ (0.18)
                                             =======       =======      =======

Earnings per share computed on both the primary and fully-diluted bases are the same.